UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2016 (June 24, 2016)

TEL OFFSHORE TRUST

(Exact name of registrant as specified in its charter)

Texas	000-06910	76-6004064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Bank of New York Mellon Trust Company, N.A., Trustee Global Corporate Trust 919 Congress Avenue Austin, Texas (Address of principal executive offices)	78701 (Zip Code)

Registrant’s telephone number, including area code:   (512) 236-6599

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                   Other Events.

On June 27, 2016, TEL Offshore Trust (the “Trust”) issued a press release announcing that the TEL Offshore Trust Partnership (the “Partnership”) has consummated a sale of the Partnership’s remaining 60% overriding royalty interest (15% of 8/8ths ) in certain oil and gas properties located offshore Louisiana (the “Royalty Properties”) to Arena Energy, LP (“Arena”). The principal asset of the Trust consists of a 99.99% interest in the Partnership. In turn, the principal asset of the Partnership is the overriding royalty interest in the Royalty Properties.  As previously disclosed, on July 10, 2014, the trustees of the Trust (the “Trustees”) filed a Petition for Modification and Termination of the Trust (the “Petition”) with the Probate Court of Travis County, Texas (the “Court”). The Petition requested that the Court modify the Trust’s Trust Agreement to (1) allow for the termination of the Trust by a court order, and (2) allow the Trustees, as necessary to fulfill the purposes of the Trust and without unit holder approval to (a) sell all or any portion of the Trust’s interests in the Partnership or any other assets of the Trust, (b) exercise their rights to dissolve the Partnership, or (c) cause the Partnership to sell the Partnership’s remaining overriding royalty interest.

The Probate Proceeding was set for trial on January 15, 2016. Prior to trial, the attorney ad litem appointed by the Court filed a Motion to Sever asking the Court to sever all matters related to the requested modification of the Trust and the sale of Trust assets, as plead for, in part, in the petition originally filed by the Trustees and in the attorney ad litem’s counterclaim, into a separate cause to proceed to trial. The attorney ad litem also filed a Motion for Continuance requesting that the Court continue the trial of all remaining matters, including the attorney ad litem’s request for an accounting and the issues concerning the termination of the Trust, to a later date (the “Remaining Matters”). Prior to calling the case to trial, the Court granted the attorney ad litem’s Motion to Sever and Motion for Continuance, severed the matters related to the modification of the Trust and the sale of Trust assets (“Severed Proceeding”), and continued the Remaining Matters to a later date. The Severed Proceeding has been assigned Cause No. C 1 PB 16 000096 and is styled In re: TEL Offshore Trust.

The Severed Proceeding proceeded to trial before the Court on January 15, 2016. At trial, the Court entered a final judgment (the “Final Judgment”) granting the Trustees’ request that the Trust Agreement be modified to permit the Trustees to direct the Partnership to sell the remaining overriding royalty interest held by the Partnership as soon as reasonably possible, notwithstanding any requirements of the Trust Agreement to the contrary.

The sale was made in accordance with the Final Judgment entered by the Court pursuant to which the Court ordered that the Trustees of the Trust direct the Partnership to sell all of the royalty interests owned by the Partnership on or before June 30, 2016.  As a result of the consummation of the sale, the Partnership no longer owns any overriding royalty interest in the Royalty Properties.

The sale is governed by an Assignment of Overriding Royalty Interests pursuant to which the Partnership and Arena made various representations and warranties, with related indemnification obligations.

The sale to Arena closed on June 24, 2016, but was effective as of February 1, 2016. The sale generated $1,830,000 in gross proceeds and occurred as part of the previously announced formal auction process for the overriding royalty interest.  The Trust expects to receive promptly from the Partnership a distribution of approximately $1,756,624, representing 99.99% of the net proceeds from the sale of $1,756,800.  In accordance with the Final Judgment, the Trust must hold the net proceeds from the royalty sale in a segregated interest-bearing account and refrain from using any of the net proceeds until the Court’s final resolution of the Remaining Matters. The Remaining Matters are set for trial on November 7, 2016. The disposition of such net proceeds will be made in accordance with the final resolution of the Remaining Matters.

A copy of the Assignment of Overriding Royalty Interests referenced above is being filed as an exhibit to this Current Report.  The description herein of such document is summary in nature and is qualified by the actual terms thereof.

Item 9.01                   Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
99.1	TEL Offshore Trust’s Press Release dated June 27, 2016.

99.2	Assignment of Overriding Royalty Interests dated June 24, 2016 between TEL Offshore Trust Partnership and Arena Energy, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEL Offshore Trust

	By:	The Bank of New York Mellon Trust Company, N.A.,
as Trustee

Date: June 27, 2016	By:	/s/ Michael J. Ulrich
	Name:	Michael J. Ulrich
	Title:	Vice President and Trust Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	TEL Offshore Trust’s Press Release dated June 27, 2016.

99.2	Assignment of Overriding Royalty Interests dated June 24, 2016 between TEL Offshore Trust Partnership and Arena Energy, LP